Exhibit 99.1

NEWS RELEASE

Visteon Names William M. Robertson Interim Chief Financial Officer

VAN BUREN TOWNSHIP, Mich., March 31, 2016 – Visteon Corporation (NYSE: VC) announced today that William M. Robertson, currently the company’s vice president and corporate controller, will serve as chief financial officer on an interim basis, effective March 31, 2016, until a permanent replacement is named.

As announced in January, Jeff Stafeil, who has served as executive vice president and chief financial officer since October 2012, is leaving the company to pursue other opportunities. Visteon’s board of directors is in the process of conducting a search for a permanent chief financial officer.

Robertson, 54, who has been with Visteon since 2000, will continue as corporate controller while serving as interim chief financial officer. His previous positions have included director, corporate finance, a role he held for 12 years; manager, corporate finance; and operations manager. Before joining Visteon, Robertson served as vehicle operations controller for Ford Motor Co.

“Bill is a very knowledgeable and experienced financial leader with a long-term track record of success at the company,” said Visteon President and CEO Sachin Lawande. “We are fortunate to have an individual of his caliber serving as interim chief financial officer during the search for a permanent successor.”

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at 50 facilities in 19 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

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Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com